Exhibit 10.3

multiple indebtedness mortgage

Mortgagee:Zurich American Insurance Company and Fidelity & Deposit Company of Maryland

Mortgagor:Gulf Island, L.L.C., a Louisiana limited liability company, and Gulf Island Services, L.L.C. f/k/a Dolphin Services, L.L.C., a Louisiana limited liability company

State: _________________

County/

Parish:_________________

Be it known, that on this ____ day of April, 2021, before me, the undersigned, a Notary Public, duly commissioned and qualified in and for the aforesaid State and County/Parish, and in the presence of the undersigned, competent witnesses, personally came and appeared:

Gulf Island, L.L.C. (Tax ID# ***-**-XXXX), a Louisiana limited liability company domiciled in Terrebonne Parish, Louisiana, with its registered place of business and mailing address being 567 Thompson Road, Houma, LA 70363, represented herein by its undersigned duly authorized officer, authorized pursuant to the certified resolutions attached hereto; and

Gulf Island Services, L.L.C. f/k/a Dolphin Services, L.L.C. (Tax ID# ***-**-XXXX), a Louisiana limited liability company domiciled in Terrebonne Parish, Louisiana, with its registered place of business and mailing address being 400 Thompson Road, Houma, LA 70363, represented herein by its undersigned duly authorized officer, authorized pursuant to the certified resolutions attached hereto;

Who declared that:

Definitions.  Certain terms are defined elsewhere in this Mortgage.  In addition, the following terms shall have the following meanings when used in this Mortgage:

Indemnitors.  The term “Indemnitors” shall mean Gulf Island Fabrication, Inc., a Louisiana corporation; Gulf Island EPC, LLC, a Louisiana limited liability company; Gulf Island, L.L.C., a Louisiana limited liability company; Gulf Island Shipyards, LLC, a Louisiana limited liability company; Gulf Island Services, L.L.C, a Louisiana limited liability company; and Gulf Island Works, LLC, a Louisiana limited liability company.

Mortgage Amount. The term “Mortgage Amount” shall mean the sum of $50,000,000.00.

Mortgagor.  The term “Mortgagor” shall mean collectively Gulf Island, L.L.C, a Louisiana limited liability company; and Gulf Island Services, L.L.C. f/k/a Dolphin Services, L.L.C., a Louisiana limited liability company.

Mortgage. The term “Mortgage” shall mean this Mortgage and any schedules, amendments, or supplements thereto.

Mortgagee. The term “Mortgagee” shall mean collectively Zurich American Insurance Company and Fidelity & Deposit Company of Maryland.

Obligations.  The term “Obligations” shall mean any and all obligations and liabilities of the Indemnitors and/or Mortgagor to Mortgagee, as expressed in the General Indemnity Agreements executed by any or all of the Indemnitors and Mortgagor in favor of Mortgagee with effective dates of October 15, 2007, June 21, 2010, December 15, 2015, and May 1, 2018 (“General Indemnity Agreements”) and/or any and all obligations and liabilities arising under or in connection with any surety bonds issued by Mortgagee that name any of the Indemnitors or Mortgagor as principal (“Surety Bonds”).

Granting of Mortgage.  In order to secure the prompt and punctual satisfaction of the Obligations up to the Mortgage Amount, Mortgagor does by these presents specially mortgage, pledge, affect, and hypothecate unto and in favor of Mortgagee the properties described on Schedule A annexed hereto (“Premises”), together with all component parts, buildings, constructions, and improvements now or hereafter existing on the Premises, all appurtenances, attachments, rights, ways, privileges, servitudes, advantages, batture and batture rights now or hereafter belonging or in any wise appertaining to the Premises, affecting the Premises, or forming part of, attached to, or connected with the Premises or used in connection with the Premises.  The Premises and all other property described above are hereafter referred to as the “Mortgaged Property.” The Mortgaged Property is to remain mortgaged to Mortgagee until the Obligations are paid and/or performed in full.

Assignment of Leases and Rents.  In order to further secure the prompt and punctual payment and satisfaction of the Obligations, Mortgagor does by these presents specially mortgage, pledge, affect, grant a security interest in, and assign unto and in favor of Mortgagee all present and future rents, fruits, revenues, income and profits accruing from time to time from the lease of all or any part of the Mortgaged Property, including, without limitation, rights to rents, royalties, rentals, shut in payments and other payments which are rents or rentals attributable to Mortgagor’s sale, lease or other disposition of Mortgagors right to explore or develop mineral rights in the Mortgage Property (collectively, the “Rents”), and all present and future leases of all or any part of the Mortgage Property (“Leases”).  Mortgagee shall have full subrogation to Mortgagor’s rights to all Leases and Rents.

Although this instrument creates a present pledge and assignment of and security interest in the Leases and Rents, Mortgagor shall be entitled to collect the Rents until the occurrence of a Default continuing beyond any applicable grace, notice or curative period and then thereafter once Mortgagee sends written notice to Mortgagor at Mortgagor’s address set forth above, whereupon Mortgagee shall have the right to receive and collect the Rents.  To the fullest extent permitted by applicable law, Mortgagor hereby irrevocably appoints Mortgagee its agent and attorney-in-fact (coupled with an interest) to demand, sue for, collect, receive, and receipt for Rents, and to exercise all the rights and privileges of Mortgagor under any of the Leases, including, without limitation, the right to fix or modify the amount of Rents, to evict any lessee, tenant or occupant (“Lessee”) from the Mortgaged Property, to relet such property and to do all such things as Mortgagee may deem necessary.  Mortgagor hereby irrevocably consents that all Lessees of the Mortgaged Property shall be authorized to pay the Rents directly to Mortgagee upon Mortgagee providing all required notices under this Mortgage and applicable law, upon which the Lessees being hereby expressly relieved of any obligation to Mortgagor with respect to Rents paid to Mortgagee. All Rents collected under this Mortgage shall be applied against the Obligations, in such order and with such priorities as Mortgagee may determine within its sole discretion.  Mortgagee shall have no legal or contractual responsibility for the condition of the Mortgaged Property, for any obligation to perform the Leases, or for any dangerous or defective condition of the Mortgaged Property.

Representations and warranties.  Mortgagor represents and warrants that (a) Mortgagor lawfully owns and possesses the Mortgaged Property, (b) the Mortgaged Property is registered in the Mortgagor’s name, and (c) there are no mortgages, liens, privileges or encumbrances against the Mortgaged Property and there are no judgments of any court of record against Mortgagor unless specifically listed on any Schedule B that may be annexed hereto.

Covenants concerning the mortgaged property.

(a) So long as this Mortgage remains in effect, if Mortgagor shall receive written notice of a material failure to comply with any laws, ordinances, regulations, covenants, conditions, and restrictions affecting the Mortgaged Property, its use, construction, or maintenance, including, without limitation, all Environmental Laws, from a governmental authority with appropriate jurisdiction, Mortgagor shall take the appropriate actions specified by the applicable governmental authority to remedy such failure.  As used in this Mortgage, “Environmental Laws” shall mean any and all federal, state or local laws, rules, regulations, orders, permits, or ordinances involving the environment including, but without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9607 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613 (codified as amended in various sections of 42 U.S.C.), the Hazardous Materials Transportation Act, Pub. L. No. 93-633, 88 Stat. 2156 (codified as amended in various sections of 46 U.S.C.); the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., Article 2315.3 of the Louisiana Civil Code, Statewide Order 29-B by Office of Conservation, Department of Natural Resources, State of Louisiana, the Louisiana Abandoned Oilfield Waste State Law (La. R.S. 30:71, et seq.), and the Louisiana Environmental Quality Act (La. R.S. 30:2001, , et seq.), as they now exist or may subsequently be modified, supplemented or amended. Mortgagor warrants, to the best of its knowledge and without duty of inquiry, that neither Mortgagor, any occupant of the Mortgaged Property, nor the Mortgaged Property is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations related to any material violation under any of the Environmental Laws.

(b)  Mortgagor shall forever indemnify, defend and hold harmless Mortgagee, its directors, officers, employees and agents from and against all harms, including, without limitation, damages, punitive damages, liabilities, losses, demands, claims, costs, recovery actions, lawsuits, administrative proceedings, orders, response costs, compliance costs, investigation expenses, consultant fees, attorneys fees and litigation expenses, arising from (i) the operation of any of the Environmental Laws related to any material violation thereof by Mortgagor with respect to the Mortgaged Property, and (ii) the violation by Mortgagor, any occupant of the Mortgaged Property, or the Mortgaged Property of any of the Environmental Laws.  Mortgagor shall pay all costs and expenses incurred by Mortgagee to enforce provisions of this paragraph, including, without limitation, attorneys’ fees and litigation expenses. The provisions of this paragraph shall survive the cancellation of this Mortgage and shall remain in full force and effect beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim of Mortgagee within the scope of the provisions of this paragraph. The obligation set forth herein to indemnify, defend, and hold harmless Mortgagee, its directors, officers, employees and agents, and to pay costs and expenses incurred by Mortgagee, shall be secured by this Mortgage to the full extent of Mortgagee’s losses and expenses.

(c) So long as this Mortgage remains in effect, Mortgagor shall (i) take all commercially reasonable measures to observe and abide by the terms of all policies of insurance of Mortgagor affecting the Mortgaged Property or Mortgagor’s use thereof, (ii) keep and maintain the Mortgaged Property in good order, repair and condition similar to the condition of the Mortgaged Property as of the date of this Mortgage, (iii) pay when due all claims for work done on, or services rendered or material furnished in connection with the Mortgaged Property, which Mortgagor is not contesting, (iv) pay when due all taxes, local and special assessments and other governmental charges of every type and description that may from time to time be imposed, assessed or levied against the Mortgaged Property (collectively, “Taxes”); and (v) perform timely all terms and conditions of any mortgage, lien, privilege or encumbrance listed on any Schedule B annexed hereto, for which the failure thereto could have a material adverse effect on the lien of this Mortgage or the value of the Mortgaged Property.

Negative covenants concerning the mortgaged property.  So long as this Mortgage remains in effect, Mortgagor shall not (a) sell or transfer the Mortgaged Property, (b) abandon, permit others to abandon, commit waste of, or destroy the Mortgaged Property, except during required evacuations for weather events, pandemics or other similar occurrences, (c) demolish and remove any building(s) on the Mortgaged Property with a book value in excess of $100,000, without Mortgagee’s consent, except if significantly damaged by fire or other casualty, or (d) do anything or permit anything to be done that may in any way materially impair Mortgagee’s rights under this Mortgage or Mortgagee’s rights in and to the Mortgaged Property.

Insurance.  Mortgagor shall keep the Mortgaged Property constantly insured against risk of loss by fire, wind, storm, flood, tornado, theft, and all such other hazards, casualties, and contingencies in a commercially reasonable manner as determined by Mortgagor. Mortgagor shall have the right to receive all proceeds payable under Mortgagor’s insurance policies.

Inspection of the property.  Mortgagor agrees that Mortgagee or Mortgagee’s agents may inspect the Mortgaged Property once every six (6) months upon providing ten (10) days prior notice.  Mortgagee and Mortgagee’s agents must be accompanied by a representative at all times during its inspection of the Mortgaged Property.

Default.  The occurrence of any one or more of the following events shall constitute a default (“Default”) under this Mortgage, and Mortgagee shall not foreclose on the Property unless and until one or more of the following conditions occur:

(1) the failure to make payment of or failure to fully perform the Obligations upon coming due and upon 60-day written demand provided by Mortgagee to Mortgagor; however, Mortgagee shall not be entitled to send the written demand unless and until one or more of the following conditions occur: (a) a final and non-appealable judgment is rendered against Gulf Island Shipyards, LLC or Mortgagee in the litigation styled Gulf Island Shipyards, LLC v. Hornbeck Offshore Services, LLC, pending in the 22nd Judicial District Court for the Parish of St. Tammany, State of Louisiana, Case No. 2018-14866; or (b) a final and non-appealable judgment is rendered against any or all of the Indemnitors or Mortgagor and in favor of Mortgagee in any legal proceeding related in any way to the General Indemnity Agreements or the Surety Bonds,

(2) the failure to pay on demand any sums advanced by Mortgagee for the payment of Taxes or the release of any superior lien on the Mortgaged Property,

(3) the failure of Mortgagor to observe or perform any of the Mortgagor’s covenants, agreements or obligations under this Mortgage within thirty (30) days of receiving written notice of such failure from Mortgagee; provided, however, if such failure is of the nature that it cannot be cured within thirty (30) days, such reasonable time necessary to cure the same so long as Mortgagor commences to cure such failure within the initial 30-day period,

(4) the failure of Mortgagor to cure a material inaccuracy of any warranty made by Mortgagor in this Mortgage within thirty (30) days of receiving written notice of such failure from Mortgagee; and

(5) the seizure, attachment or sequestration of any material part of the Mortgaged Property.

Mortgagee’s rights in event of default.  If a Default occurs, Mortgagee shall have the following rights in addition to any other rights Mortgagee may have:

Foreclosure.  To commence appropriate foreclosure proceedings under this Mortgage under ordinary or executory process under which Mortgagee may cause the Mortgaged Property to be immediately seized and sold, with or without appraisal, in accordance with applicable Louisiana law, without the necessity of further demanding payment from Mortgagor, or of notifying Mortgagor, or of placing Mortgagor in default.

Confession of Judgment.  For purposes of foreclosure under Louisiana executory process procedures, Mortgagor confesses judgment and acknowledges to be indebted to Mortgagee up to the full amount of the Obligations, in principal, interest, costs, expenses, attorneys’ fees and other fees and charges.

Waivers.  To the extent permitted under applicable Louisiana law, Mortgagor waives (a) the benefit of appraisal as provided in Articles 2332, 2336, 2723, and 2724 of the Louisiana Code of Civil Procedure, and all other laws with regard to appraisal upon judicial sale: (b) the demand and three (3) days’ delay provided under Article 2721 of the Louisiana Code of Civil Procedure; (c) the three (3) days’ delay provided under Articles 2331, 2722 of the Louisiana Code of Civil Procedure; and (d) all other benefits provided under Articles 2331, 2722, 2723 of the Louisiana Code of Civil Procedure and all other Articles not mentioned above. Any declaration of fact made by authentic act before a Notary Public and two witnesses, by a person declaring that such facts are within his or her knowledge, shall constitute authentic evidence of such facts for purposes of foreclosure under applicable Louisiana law and for purposes of La. R.S. 9:3504(D)(6), where applicable.

Cumulative Remedies.  The rights and remedies of Mortgagee hereunder are cumulative, may be exercised singly or concurrently, and are in addition to any rights and remedies of Mortgagee under the Obligations and applicable law.

Keeper.  Should any or all the Mortgaged Property be seized as an incident to an action for the recognition or enforcement of this Mortgage, by executory process, sequestration, attachment, writ of fieri facias or otherwise, the court issuing any such order shall, if requested by Mortgagee, appoint Mortgagee, or any agent designated by Mortgagee, or any person or entity named by Mortgagee, as keeper of the Mortgaged Property as provided under La. R.S. 9:5136, et. seq. Mortgagor shall pay the reasonable fees of such keeper. Any fees paid to the keeper by Mortgagee shall be secured by this Mortgage.

Application of Proceeds.  Mortgagee may apply any proceeds derived or to be derived from the sale or other disposition of the Mortgaged Property first to the reimbursement of the expenses incurred by Mortgagee in connection therewith, including Mortgagee’s attorneys’ fees and costs; and then to the payment of any costs incurred by Mortgagee pursuant to this Mortgage; and then to the payment of the Obligations.

Indemnification of Mortgagee.  Mortgagor shall indemnify, defend and hold harmless Mortgagee, its directors, officer, employees, and agents from and against any and all claims, suits, obligations, damages, losses, costs and expenses (including Mortgagee’s attorneys’ fees), demands, liabilities, penalties, fines and forfeitures of any nature whatsoever, that may be asserted against or incurred by Mortgagee, arising out of or in any way occasioned by this Mortgage or the rights and remedies granted to and in favor of Mortgagee hereunder. The obligation set forth herein to indemnify, defend, and hold harmless Mortgagee, its directors, officers, employees and agents, shall be secured by this Mortgage up to the full extent of the foregoing costs, expenses, losses, and liabilities.

Additional Waivers.  Mortgagor waives any homestead and other exemptions relating to the Mortgaged Property. The parties hereto waive the production of Mortgage, conveyance and any and all other certificates and release and relieve the Notary Public before whom this Mortgage was passed from all responsibility and liability in connection therewith.

General Provisions.  The following general provisions are a part of this Mortgage:

Solidary Liability.  Where there is more than one Mortgagor under this Mortgage, Mortgagor’s obligations to Mortgagee shall be joint, several and solidary in nature.

Waiver of Additional Rights.  Any failure or delay on the part of Mortgagee to exercise any of the rights and remedies granted under this Mortgage shall not constitute a waiver of such rights and remedies. Any waiver or forbearance on the part of Mortgagee shall be effective against Mortgagee only if agreed to in writing.

Governing Law.  This Mortgage shall be governed by and interpreted in accordance with the laws of the State of Louisiana.

Successors and Assigns.  This Mortgage shall be binding upon Mortgagor’s heirs, administrators, executors, successors and assigns as well as upon any person, firm or corporation subsequently acquiring title to or ownership of the Property, whether in whole or in part.

Taxation of Mortgages.  Should there be any change in local, Louisiana or federal law with regard to taxation of mortgages, Mortgagor agrees to pay any taxes, assessments or changes that may be imposed on Mortgagee as a result of this Mortgage.

Severability.  If any provision of this Mortgage is deemed to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity and enforceability of the remaining provisions of this Mortgage.

Caption Headings.  The caption headings in this Mortgage are for convenience purposes only and are not to be construed as a summary of each provision of this Mortgage.

Acceptance.  The acceptance of this Mortgage by Mortgagee and the consent by Mortgagee of the terms and conditions of this Mortgage is presumed and, under the provisions of Louisiana Civil Code Article 3289, Mortgagee is not and has not been required to sign this Mortgage.

[Signature page and schedules FOLLOW.]

Thus done and passed, on the day, month and year first written above, in the presence of the undersigned Notary Public and the undersigned competent witnesses, who hereunto sign their names with Mortgagor after reading of the whole.

MORTGAGOR:

GULF ISLAND, L.L.C., a Louisiana limited liability company

By: /s/ Richard W. Heo

Printed Name:  Richard W. Heo

Its:    President and Chief Executive Officer

GULF ISLAND SERVICES, L.L.C., a Louisiana limited liability company f/k/a Dolphin Services, L.L.C.

By:  /s/ Richard W. Heo

Printed Name:  Richard W. Heo

Its:    President and Chief Executive Officer

WITNESSES:

By: __________________________________

Printed Name: _________________________

By: __________________________________

Printed Name: _________________________

WITNESS my hand and official seal.

Printed Name:

Notary Public in and for the said County/

Parish and State first stated above

Bar/Notary ID: _______________________

Commission Expiration: _______________

[SEAL]

{N4366820.6}

Schedule A

Property Description

1.

Schedule A

Less and Except
3.604 Acre Panel

COMMENCING at a point being located S 81°03'50" W for a distance of 2922.24 feet and S 8°56'10" E, for a distance of 1100.00 feet from Point "A" and being the point of beginning;

THENCE, N 81°03'50" E, a distance of 70.00 feet to a point;

THENCE, S 8°56'10" E, a distance of 100.00 feet to a point;

THENCE, N 81°03'50" E/, a distance of 530.00 feet to a point;

THENCE, S 8°56'10" E, a distance of 150.00 feet to a point;

THENCE, S 81°03'50" W, a distance of 1000.00 feet to a point;

THENCE, N 8°56'10" W, a distance of 150.00 feet to a point;

THENCE, N 81°03'50" E, a distance of 400.00 feet to a point;

THENCE, N 8°56'10" W, a distance of 100.00 feet to the point of beginning, containing 3.604 acres.

2.

Schedule A

3.
4.

Schedule A

5.

THAT PORTION OF GROUND together with all the buildings and improvements thereon and all the rights, ways, privileges, servitudes, appurtenances, and advantages thereunto belonging or in anywise appertaining, situated in Section 12, Township 17 South, Range 17 East, and Section 1, Township 18 South, Range 17 East, Terrebonne Parish, Louisiana, being lot 26 of Houma-Terrebonne Industrial Park as shown on plat of survey of Robert C. Reed, registered Land Surveyor dated March 22, 1972, revised July 11, 1973, said plat attached to document dated February 17, 1975 and registered in COB 608, Folio 670, Entry Number 482726 and said lot 26 being more particularly described as follows to wit:

COMMENCING at a point S81 degrees 03'50"W, a distance of 1,480.00 feet from the intersection of the centerline of Roland Road with the centerline of Thompson Road, said point being the southeasterly corner of Lot 26 and also being the point of beginning;

THENCE S81 degrees 03'50"W, along the centerline of Thompson Road a distance of 330.00 feet to a point on the property line between Lot 26 and Walter Land Company;

THENCE N8 degrees 56'10"W, along said property line a distance of 1,320.00 feet to a point on the centerline of Munson Slip;

THENCE N81 degrees 03'50"E, along the centerline of Munson Slip a distance of 330.00 feet to a point on the property line between Lot 26 and Walter Land Company;

THENCE S8 degrees 56'10"E, along said property line a distance of 1,320.00 feet to the point of beginning and containing an area of 10.00 acres, more or less, all as more fully shown on a plat prepared by Euclid Engineering Co., Inc., dated January 2, 1979 and titled "Plat of Survey Showing a Proposed Purchase from Walter Land Company in Section 12, T17S, R17E, and Section 1, T18S, R17E, Terrebonne Parish, Louisiana".

Being the same property acquired by Thomas N. Reagan from Wilburn Ray Hines by act dated May 29, 1981, passed before Logan L. Loomis, Notary Public, registered in COB 839, folio 554, Entry No. 654115 of the records of Terrebonne Parish, Louisiana.

Schedule A

6.
7.
8.

Schedule A

Schedule A

Schedule B

Permitted Liens and Encumbrances

1.	Liens for Taxes not yet due and payable.
2.	Mechanics’, carriers’, workmen’s, repairmen’s or other like liens, in each case, arising or incurred in the ordinary course of business and which are not yet due and payable.
3.	Zoning ordinances, municipal codes and other similar laws and regulations.
4.	All servitudes, rights of way, restrictions, covenants and other similar rights recorded in Terrebonne Parish, Louisiana that affect the Mortgaged Property.
5.	Any non-apparent servitudes affecting the Mortgaged Property that do not materially impair the current use or occupancy of such Mortgaged Property.
6.

Any mineral or mineral rights leased, granted or retained by prior owners of the Mortgaged Property and all appurtenant surface rights, including servitudes, for the exploration, development, production and removal of said oil, gas, water and other minerals.

7.

Any dispute as to the boundaries of the Mortgaged Property caused by a change in the location of any water body within or adjacent to the Mortgaged Property prior to the date of the Mortgage, and any adverse claims to all or part of the Mortgaged Property that is, at the date of the Mortgage, or was previously, under water.

8.	Servitude for Houma Navigational Channel and any slips (including Munson Slip) thereto traversing the Mortgaged Property.
9.	Lack of ownership to any of the Mortgaged Property below the ordinary low water stage of the Houma Navigational Channel and any slips (including Munson Slip) thereto.
10.	Legal servitudes in favor of the public over the Mortgaged Property established by Louisiana Civil Code Articles 665 and 666.
11.

Rights of the public to use the banks of Mortgaged Property abutting the Houma Navigational Channel and any slips (including Munson Slip) thereto for passage, stopping, or otherwise as provided in Louisiana Civil Code Article 456.

12.	Rights of others as expressed in Louisiana Civil Code Article 501 in and to the proportional ownership of any alluvion connected with, or comprising the Mortgaged Property or any interest therein.
13.

Rights and any servitudes created in favor of any person or entity to the Mortgaged Property due to any erosion, dereliction or accretion or any change in the bed line of the Houma Navigational Channel and any slips (including Munson Slip) thereto.

14.	Right-of-way for Thompson Road.
15.

Any servitudes imposed by Articles 655-672 of the Louisiana Civil Code, La. R.S. 19:14 and the “St. Julien Doctrine,” including those for any utility (including water, electric, gas and telephone) lines and facilities and any pipelines presently located on the Mortgaged Property.

16.	Any encroachments or fence misalignments that do not materially impair the current use or occupancy of the Mortgaged Property.

Schedule B